EXHIBIT 24.1

An Integrated Energy Company	One Energy Plaza Jackson, MI 49201-2276	Tel: 517 788 0550 www.cmsenergy.com
March 28, 2008
Mr. James E. Brunner
Mrs. Catherine M. Reynolds
Mr. Thomas J. Webb
CMS Energy Corporation
One Energy Plaza
Jackson, MI 49201
We hereby appoint each of you lawful attorney for each of us and in each of our names to sign and cause to be filed with the Securities and Exchange Commission registration statement(s) and/or any amendment(s) thereto, including post-effective amendment(s), to be accompanied in each case by a prospectus or supplemental prospectus and any necessary exhibits with respect to the issue and sale of debt, equity, trust or convertible securities of the Corporation (plus an additional 20% for the purpose of covering underwriters’ over-allotments, price adjustments, or sale of additional securities, which includes allowance for conversions from convertible securities).

Very truly yours,

/s/ Kenneth Whipple	/s/ Philip R. Lochner, Jr.

Kenneth Whipple	Philip R. Lochner, Jr.

/s/ Merribel S. Ayres	/s/ Michael T. Monahan

Merribel S. Ayres	Michael T. Monahan

/s/ Jon E. Barfield	/s/ Joseph F. Paquette, Jr.

Jon E. Barfield	Joseph F. Paquette, Jr.

/s/ Richard M. Gabrys	/s/ Percy A. Pierre

Richard M. Gabrys	Percy A. Pierre

/s/ David W. Joos	/s/ Kenneth L. Way

David W. Joos	Kenneth L. Way

/s/ John B. Yasinsky
John B. Yasinsky